Exhibit 99.1

MicroVision Commences Delivery on Sales of MAVIN DR Dynamic View Lidar Samples

Delivery of Commercial Samples Allows OEMs and Tier 1s to Test and Validate MAVIN

REDMOND, WA / ACCESSWIRE / October 11, 2022 / MicroVision, Inc. (NASDAQ:MVIS), a leader in MEMS-based solid-state automotive lidar and advanced driver-assistance systems (ADAS) solutions, today announced achievement of another important milestone as it begins delivering samples of its MAVIN™ DR dynamic view lidar system, fulfilling sales to OEMs and Tier 1 suppliers. MAVIN DR, MicroVision’s lidar sensor featuring a dynamic field of view, is now available worldwide for sample sales to OEMs, Tier 1s, and other potential customers. MAVIN delivers high resolution at all ranges and with low latency, enabling new ADAS safety features to achieve true highway-pilot functionality that OEMs demand.

“I am pleased to announce that we have successfully started to deliver MAVIN DR samples to OEM and Tier 1 customers,” said Sumit Sharma, CEO of MicroVision. “This is an important milestone on the path toward RFQ cycles and adoption of our technology.”

MAVIN DR combines short-, medium- and long-range sensing and fields of view into one form factor. Dynamic range, with our object level software, is key to enabling ADAS features at highway speeds. At speeds of up to 130 km/h (80 mph), ADAS systems need more time to make decisions and react in order to take proactive action and hence need resolution at range. MicroVision’s sensor produces an ultra-high-resolution point cloud showing drivable and non-drivable areas of the road ahead. With its low latency point cloud (30 hertz), the MAVIN product line allows ADAS systems to respond more quickly, make split-second decisions and take action at high speeds.

“MAVIN has been designed first and foremost for OEMs, so they may seamlessly integrate it into the design of a vehicle without detracting from its aesthetics, aerodynamics or design language. It has also been engineered to complement OEMs’ supply chains. Built with materials familiar to OEMs and used in their existing supply chains, MAVIN is scalable, sourceable and supports a lower cost structure,” added Sharma.

About MicroVision

MicroVision is a pioneering company in MEMS-based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology today to develop automotive lidar sensors and provide solutions for advanced driver-assistance systems (ADAS), leveraging its experience building augmented reality micro-display engines, interactive display modules, and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, follow MicroVision on Twitter at @MicroVision, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision is a trademark of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Investor Relations Contact

Jeff Christensen and Matt Kreps

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Heidi Davidson

Galvanize Worldwide for MicroVision

(914) 441-6862

MicroVision@galvanizeworldwide.com

SOURCE: MicroVision, Inc.

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